EXHIBIT 99.2

SRA DECLARES 2-FOR-1 STOCK SPLIT IN THE FORM OF A

STOCK DIVIDEND

FAIRFAX, Va. – May 2, 2005 – SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, announced that its board of directors today declared a two-for-one stock split in the form of a 100 percent stock dividend on the Company’s common stock.

The dividend is payable on May 27, 2005 to shareholders of record May 13, 2005. The Company had approximately 26.9 million shares of common stock outstanding as of April 22, 2005. As a result of the stock dividend, the Company will have approximately 53.8 million shares of common stock outstanding. Diluted share equivalents are expected to be 57.2 million for the quarter ending June 30, 2005 and 56.6 million for the fiscal year ending June 30, 2005.

“We foresee increased opportunities serving the federal government in its information technology needs,” said Renny DiPentima, SRA President and Chief Executive Officer. “We anticipate that increasing the number of outstanding shares will allow more individual investors as well as institutional investors to participate in the growth of our company.”

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions — including strategic consulting; systems design, development and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for six consecutive years. In 2004, SRA was named Large Government Contractor of the Year by the Northern Virginia Government Contractors Council, the Professional Services Council, and Washington Technology. The Company’s 4,000 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-Q filed with the SEC on January 31, 2005. In addition,

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the forward-looking statements included in this press release represent our views as of May 2, 2005. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 2, 2005.

CONTACTS:

Stuart Davis	Stephen Hughes
Vice President and Director, Investor Relations	Senior Vice President and CFO
SRA International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-7010
stuart_davis@sra.com	steve_hughes@sra.com

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